ASSET PURCHASE AGREEMENT

                           WINONA VAN NORMAN DIVISION

                                       OF

                             HEIN-WERNER CORPORATION

                            ASSET PURCHASE AGREEMENT
                                TABLE OF CONTENTS


1.        PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . .    1
          1.1. Definition of "Business". . . . . . . . . . . . . . . . .    1
          1.2. Assets to be Transferred  . . . . . . . . . . . . . . . .    1
          1.3. Excluded Assets . . . . . . . . . . . . . . . . . . . . .    3

   2.     ASSUMPTION OF LIABILITIES  . . . . . . . . . . . . . . . . . .    4
          2.1. Liabilities to be Assumed . . . . . . . . . . . . . . . .    4
          2.2. Liabilities Not to be Assumed . . . . . . . . . . . . . .    6

3.        PURCHASE PRICE - PAYMENT . . . . . . . . . . . . . . . . . . .    7
          3.1. Purchase Price  . . . . . . . . . . . . . . . . . . . . .    7
          3.2. Payment of Purchase Price . . . . . . . . . . . . . . . .    7
          3.3. Inventory . . . . . . . . . . . . . . . . . . . . . . . .    8

4.        REPRESENTATIONS AND WARRANTIES OF COMPANY  . . . . . . . . . .    8
          4.1. Corporate . . . . . . . . . . . . . . . . . . . . . . . .    8
          4.2. Authority . . . . . . . . . . . . . . . . . . . . . . . .    9
          4.3. Sufficiency of Vacation Accruals  . . . . . . . . . . . .    9
          4.4. No Violation  . . . . . . . . . . . . . . . . . . . . . .    9
          4.5. No Brokers or Finders . . . . . . . . . . . . . . . . . .    9
          4.6. Litigation  . . . . . . . . . . . . . . . . . . . . . . .    9
          4.7. Title . . . . . . . . . . . . . . . . . . . . . . . . . .    9
          4.8. No Restrictive Agreements . . . . . . . . . . . . . . . .    9
          4.9. Additional Contracts, Licenses and Personal Property
               Leases  . . . . . . . . . . . . . . . . . . . . . . . . .   10

5.        SEPARATE REPRESENTATIONS AND WARRANTIES OF BUYER AND OF
          MIERAS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
          5.1. Representations and Warranties of Buyer . . . . . . . . .   10
          5.2. Representations and Warranties of Mieras  . . . . . . . .   11

6.        EMPLOYEES - EMPLOYEE BENEFITS - TRANSITION . . . . . . . . . .   11
          6.1. Business Employees  . . . . . . . . . . . . . . . . . . .   11
          6.2. Hein-Werner Retirement and Savings Plan and Trust . . . .   12
          6.3. Data Processing . . . . . . . . . . . . . . . . . . . . .   12
          6.4. Payroll Tax . . . . . . . . . . . . . . . . . . . . . . .   12
          6.5. Employee Benefit Plans  . . . . . . . . . . . . . . . . .   12

   7.     OTHER MATTERS  . . . . . . . . . . . . . . . . . . . . . . . .   13
          7.1. Environmental Assessment  . . . . . . . . . . . . . . . .   13
          7.2. Sublease  . . . . . . . . . . . . . . . . . . . . . . . .   13
          7.3. Customer Credits  . . . . . . . . . . . . . . . . . . . .   13
          7.4. Refitting and Remarketing . . . . . . . . . . . . . . . .   13
          7.5. Removal of Waste  . . . . . . . . . . . . . . . . . . . .   13
          7.6. Access to Information and Records . . . . . . . . . . . .   13
          7.7. Sales Representatives . . . . . . . . . . . . . . . . . .   13
          7.8. Treatment of Receivables; Maintenance of Lockbox  . . . .   14
          7.9. Litigation Cooperation  . . . . . . . . . . . . . . . . .   14
          7.10.      Product Marking . . . . . . . . . . . . . . . . . .   14
          7.11.      Product Installation  . . . . . . . . . . . . . . .   14
          7.12.      Customer Credits  . . . . . . . . . . . . . . . . .   15

8.        CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS  . . . . . . . . .   15
          8.1. Representations and Warranties True on the Closing
               Date  . . . . . . . . . . . . . . . . . . . . . . . . . .   15
          8.2. Compliance With Agreement . . . . . . . . . . . . . . . .   15
               8.3.  Financing . . . . . . . . . . . . . . . . . . . . .   15

9.        CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS  . . . . . . . .   15
          9.1. Representations and Warranties True on the Closing
               Date  . . . . . . . . . . . . . . . . . . . . . . . . . .   15
               9.2.  Compliance With Agreement . . . . . . . . . . . . .   15

10.       INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . .   16
          10.1.      By Company  . . . . . . . . . . . . . . . . . . . .   16
          10.2.      By Buyer  . . . . . . . . . . . . . . . . . . . . .   16

11.       CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
          11.1.      Documents Delivered by Company  . . . . . . . . . .   16
          11.2.      Documents Delivered by Buyer  . . . . . . . . . . .   17

   12.    TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . .   18
          12.1.      Right of Termination Without Breach . . . . . . . .   18
          12.2.      Other Terminations  . . . . . . . . . . . . . . . .   18

13.       COVENANT NOT TO COMPETE  . . . . . . . . . . . . . . . . . . .   19
          13.1.      Non-Competition . . . . . . . . . . . . . . . . . .   19
          13.2.      Enforcement . . . . . . . . . . . . . . . . . . . .   19
          13.3.      Injunctive Relief . . . . . . . . . . . . . . . . .   19

14.       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . .   19
          14.1.      Further Assurance . . . . . . . . . . . . . . . . .   19
          14.2.      Disclosures and Announcements . . . . . . . . . . .   20
          14.3.      Assignment; Parties in Interest . . . . . . . . . .   20
          14.4.      Law Governing Agreement . . . . . . . . . . . . . .   20
          14.5.      Amendment and Modification  . . . . . . . . . . . .   20
          14.6.      Notice  . . . . . . . . . . . . . . . . . . . . . .   20
          14.7.      Expenses  . . . . . . . . . . . . . . . . . . . . .   22
          14.8.      Entire Agreement  . . . . . . . . . . . . . . . . .   22
          14.9.      Counterparts  . . . . . . . . . . . . . . . . . . .   22
          14.10.     Headings  . . . . . . . . . . . . . . . . . . . . .   22
          14.11.     Survival  . . . . . . . . . . . . . . . . . . . . .   22

                            ASSET PURCHASE AGREEMENT

               ASSET PURCHASE AGREEMENT (this "Agreement") dated August __, 1997, by and among VAN NORMAN EQUIPMENT CO., INC., a Minnesota corporation ("Buyer"), CORNELIUS E. MIERAS, an individual ("Mieras") and HEIN-WERNER CORPORATION, a Wisconsin corporation ("Company").


                                 R E C I T A L S

               A. Company is engaged, through its Winona Van Norman Division, in the manufacture and sale of (i) machinery used in gas and diesel engine rebuilding and reconditioning and (ii) truck and automotive brake lathes.

               B. The Winona Van Norman Division business is carried on at a leased facility located at 4730 West Hwy. 61, Winona, Minnesota 55987 (the "Facility").

               C. Mieras is a principal shareholder of Buyer and has served as President of the Winona Van Norman Division since 1986.

               D. Buyer desires to purchase from Company, and Company desires to sell to Buyer, the business and substantially all of the property and assets of Company's Winona Van Norman Division, as set forth herein.

               NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.


   1.     PURCHASE AND SALE OF ASSETS

          1.1. Definition of "Business". As used herein, the term "Business" shall mean the business of the Winona Van Norman Division of Company at the Facility.

          1.2. Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Company shall sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase and accept (except as provided in Section 1.3 hereof) the following assets of the Business owned by Company (the "Purchased Assets"):

               1.2.(a)     Personal Property.  All machinery, equipment
          (including, without limitation, items listed on Schedule 1.3(h)(ii)), vehicles, tools, supplies, spare parts, furniture and all other personal property owned by the Company, located at the Facility and not included in inventory (other than personal property leased pursuant to Personal Property Leases as hereinafter defined) and including tooling and equipment owned by the Business and located at various vendors' premises.

               1.2.(b)     Inventory.  All inventories of raw materials,
          work-in-process, goods in transit and finished goods of the Business owned by the Company on the Closing Date, together with related packaging materials (collectively the "Inventory").

               1.2.(c)     Personal Property Leases.  All leases of
          machinery, equipment, vehicles, furniture and other personal property utilized by the Business at the Facility (the "Personal Property Leases").

               1.2.(d)     Trade Rights.  Any Trade Rights of the Business
          owned by the Company, including, but not limited to, those listed on Schedule 1.2(d). As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications and all intellectual property rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

               1.2.(e)     Contracts.  All the Company's rights in, to and
          under all contracts, purchase orders and sales orders (hereinafter "Contracts") of the Business. To the extent that any Contract for which assignment to Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Company and Buyer agree to use their reasonable best efforts (without any requirement on the part of Company to pay any money or agree to any change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Company agrees to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Contract.

               1.2.(f)     Computer Software and Hardware.  Except as
          described in Section 1.3.(e), all computer hardware of the Business owned by the Company at the Facility and all of Company's right, title and interest, if any, in and to computer software utilized in conjunction with such computer hardware.

               1.2.(g)     Literature.  All sales literature, promotional
          literature, catalogs and similar materials of the Business owned by the Company.

               1.2.(h)     Records and Files.  All records, files, invoices,
          customer lists, blueprints, specifications, designs, drawings, accounting records, business records, operating data and other data of the Business owned by Company.

               1.2.(i)     Licenses; Permits.  All licenses, permits and
          approvals of the Business.

               1.2.(j)     John Bean Agreement.  Company is assigning to
          Buyer at Closing (as that term is defined herein) the rights and obligations of Company under Company's agreement with The John Bean Company.

               1.2.(k)     Prepaid Expenses.  Prepaid expenses shown on
   Schedule 3.1(A).

          1.3. Excluded Assets. Company shall retain all of its rights, claims and assets not described in Section 1.2. Without limiting the generality of the foregoing, and any contrary provisions of Section 1.2 notwithstanding, Company shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer shall not purchase or accept, the following assets of Company:

               1.3.(a)     Cash and Cash Equivalents.  All cash and cash
          equivalents.

               1.3.(b)     Consideration.  The consideration delivered by
          Buyer to Company pursuant to this Agreement.

               1.3.(c)     Tax Credits and Records.  Federal, state and local
          income and franchise tax credits and tax refund claims and associated returns and records.

               1.3.(d)     Insurance.  All policies of insurance, including
          all prepaid insurance.

               1.3.(e)     Computer Software and Hardware.  The "Symix/Data
          General" software and all computer hardware and other equipment utilized in connection with the "Symix/Data General" software as listed on Schedule 1.3.(e). All such equipment and software shall be returned to Company upon completion of the services provided by Company pursuant to Section 6.2 hereof.

               1.3.(f)     Intercompany Receivables and Payables.
          Intercompany accounts receivable and accounts payable of the Business from the Company or any subsidiary or affiliate of the Company.

               1.3.(g)     Notes and Accounts Receivable.  All notes, drafts
          and accounts receivable of the Business.

               1.3.(h)     Leasehold Improvements and Fixtures.  Any and all
          leasehold improvements made or fixtures attached to the Facility, including, without limitation, the leasehold improvements listed on
          Schedule 1.3(h)(i); provided, however, that those items listed on
          Schedule 1.3(h)(ii) shall not be considered leasehold improvements under this Section and shall constitute part of the Purchased Assets pursuant to Section 1.2(a).


   2.     ASSUMPTION OF LIABILITIES

          2.1. Liabilities to be Assumed. As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall not assume or be liable for any Liability of the Company except that Buyer agrees to assume and agrees to perform and discharge the following Liabilities of Company (collectively the "Assumed Liabilities"):

               2.1.(a)     Vacation Accruals Listed on Schedule 3.1(C).  All
          obligations to satisfy accrued liabilities to employees of the Business for vacation accrued prior to the Closing Date as listed on Schedule 3.1(C).

               2.1.(b)     Prorated Expenses.  All obligations to satisfy the
          obligations associated with the prorated expenses listed on
          Schedule 3.1(D).

               2.1.(c)     Contractual Liabilities.  Company's Liabilities
          arising from and after the Closing Date under and pursuant to (i) all purchase orders and sales orders of the Business, (ii) all contracts described in any of Sections 1.2.(c), 1.2.(e), 1.2.(i) and 1.2.(j), (iii) the Collective Bargaining Agreement (as such term is defined in Section 6.1 hereof); and (iv) all other contracts entered into in the ordinary course of business of the Business.

               The Contracts described in this subsection 2.1(c) above are hereinafter collectively described as the "Assumed Contracts."

               2.1.(d)     Liabilities Under Permits and Licenses.  Company's
          Liabilities arising from and after the Closing Date under all permits or licenses of the Business and assigned to Buyer on the date hereof.

               2.1.(e)     Product Liability.  Any Liability of Company
          (including any Liability of Company for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise), for occurrences after the Closing Date in any way relating to or resulting from any products manufactured, assembled or sold (i) by the Business (including its predecessors) after October 2, 1979; (ii) by Winona Tool Co. and its successors and assigns (which successors and assigns include the Business); and (iii) by Van Norman Machine Co. and its successors and assigns (which successors and assigns include the Business) after October 2, 1979, excluding Liabilities, if any, for occurrences after the Closing Date in any way relating to or resulting from products manufactured, assembled or sold for industrial uses.

               2.1.(f)     Product Warranty.  Company's liabilities and
          obligations with respect to products of the Business under and pursuant to the Business' product warranties; provided, however, that Company shall reimburse Buyer for all out-of-pocket expenses incurred by Buyer in satisfying warranty obligations on CG240 and CG250 products imported from Italy and shipped by the Business prior to Closing, but only to the extent that such expenses are pre-approved by Company.

               2.1.(g)     Employee Liabilities.  All liabilities of the
          Company relating to Affected Employees as described in Section 6.1.

               2.1.(h)     Other Liabilities of Which Mieras Has Knowledge.
          Except as provided in Section 2.2, all other Liabilities of the Business of which Mieras has Knowledge (as hereinafter defined) as of the Closing Date and not listed on Schedule 2.1(h) and 2.2(g). For purposes of this Agreement, "Knowledge" shall mean that Mieras possesses (i) an awareness of one or more events, conditions or occurrences relating to any Liability or Liabilities of the Company and (ii) knows, knew or reasonably should have known, at any time up to and including the Closing Date, that such events, conditions or occurrences could reasonably result in a Liability or Liabilities of the Company.

               2.1.(i)     Other Liabilities of Which Mieras Has No
          Knowledge. Except as provided in Section 2.2, all other Liabilities of the Business of which Mieras has no Knowledge on the Closing Date; provided, however, that Buyer is only assuming the Liabilities described in this subsection to the extent of the first $10,000 of payments or out-of-pocket expenses per Claim (as such term is defined in Section 10.1 hereof), up to a maximum aggregate amount of $100,000.

               Buyer shall give prompt written notice to Company of any pending or threatened Claim which constitutes or could constitute a Liability of the Company of the kind described in this Section 2.1(i). Within ten business days of receipt of such notice by Company, Company shall send written notice to Buyer that Company intends to either (i) undertake the defense of such Claim or (ii) assist Buyer in the defense of such Claim. If Company chooses to undertake defense of such Claim, then Buyer shall (a) provide Company or its representatives with all records and other materials required by them and in the possession or under the control of Buyer, for the use of Company and its representatives in defending any such Claim; (b) in other respects give reasonable cooperation in such defense; and (c) reimburse Company for the first $10,000 of payments or expenses per Claim up to an aggregate amount of $100,000 in accordance with this Section 2.1(i). If Company chooses to assist Buyer in the defense of such Claim, then Buyer shall (x) provide Company with such information and documentation concerning the Claim as Company shall reasonably request; (y) consult with Company on all matters pertaining to the disposition of such Claim; and (z) in no event settle or otherwise dispose of such Claim without the consent of Company. If Company shall not so consent, Company shall undertake the defense of such Claim and Buyer shall remit to Company an amount equal to the difference between $10,000 and the total sums expended by Buyer in defense of such Claim prior to Company undertaking such defense. Company agrees that, with respect to Claims under this Section 2.1(i) which Buyer proposes to settle or dispose of finally and in all respects for an aggregate amount (including fees and expenses) which is less than $10,000, such consent shall not be withheld provided Company receives a full release from all liabilities related to such Claim.

          2.2. Liabilities Not to be Assumed. Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming any Liabilities of Company and all such Liabilities shall be and remain the responsibility of Company. Notwithstanding the provisions of Section 2.1, Buyer is not assuming and Company shall not be deemed to have transferred to Buyer the following Liabilities of Company:

               2.2.(a)     Income and Franchise Taxes.  Any Liability of
          Company for Federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof) or any liability for sales, unemployment, bulk sales use, transfer, stamp or document taxes except those listed on
          Schedule 3.1(D).

               2.2.(b)     Accounts Payable.  Accounts payable of the
          Business. For purposes of determining accounts payable of the Business, Company will cut-off receipt of non-inventory supplies and other non-inventory items as of the close of business on a date not more than four business days prior to Closing (for example, on August 24, 1997 if the Closing Date is August 28, 1997), and any non-inventory supplies or other non-inventory items received after such date will be deemed received by Buyer after the Closing Date.

               2.2.(c)     Indebtedness.  Any indebtedness for borrowed money
          for the Business and the capitalized leases listed on Schedule
          2.2.(c).

               2.2.(d)     Intercompany Payables.  Intercompany payables of
          the Business to the Company or any subsidiary or affiliate of the Company.

               2.2.(e)     Recourse Obligations.  Company shall retain all
          recourse liabilities associated with any products sold by the Business prior to Closing and financed by Triad Systems Financial Corporation or Textron Financial Corporation or any other entity or person.

               2.2.(f)     Environmental Liabilities.  All liability
          (including but not limited to the obligation to clean up the Facility and the obligations arising from those matters listed on
          Schedule 5.2) from and relating to the generation, management, handling, transportation, treatment, storage, disposal, delivery, discharge, release or emission of any hazardous substances, or any action, omission or condition affecting the environment with respect to the Facility, prior to the Closing Date.

               2.2.(g)     Litigation and Claims.  All litigation and claims
          listed on Schedule 2.2(g).

               2.2.(h)     Liabilities to Employees.  Liabilities of Company
          to employees of the Business except as assumed by Buyer pursuant to Sections 2.1(a), 2.1(c), 2.1(g), 2.1(h), 2.1(i) and 6.1 hereof.


   3.     PURCHASE PRICE - PAYMENT

          3.1. Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be:

               (i) $250,000 for the assets described in Sections 1.2(a) through 1.2(j) hereof (but excluding Section 1.2(b)); plus

               (ii) prepaid expenses at book value (for those items set forth on Schedule 3.1(A)); plus

               (iii)  Inventory Value as calculated in accordance with
   Section 3.3 hereof (as set forth on Schedule 3.1(B)); minus

               (iv)  $23,000 for employee expenses; minus

               (v) vacation accruals at book value (as set forth on Schedule 3.1(C)); minus

               (vi)  prorated expenses (as set forth on Schedule 3.1(D)).

               As of the date of this Agreement, Schedules 3.1(A), 3.1(B) and 3.1(C) reflect the book values of the respective items to which they pertain as of August 1, 1997. All such Schedules shall be updated on the Closing Date to reflect the book values of the respective items to which they pertain as of the Closing Date (together with Schedule 3.1(D), the "Updated Schedules"). The book values appearing on the Updated Schedules shall be the values used in calculating the Purchase Price.

          3.2. Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

               3.2.(a)     Assumption of Liabilities.  At the Closing, Buyer
          shall deliver to Company such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities in the form attached as Exhibit B hereto.

               3.2.(b)     Cash to Company.  At the Closing, Buyer shall
          deliver to Company the Purchase Price as calculated pursuant to
          Section 3.1 hereof.

               3.2.(c)     Method of Payment.  All payments under this
          Section 3.2 shall be made in the form of certified or bank cashier's check payable to the order of Company or, at Company's option, by wire transfer of immediately available funds to an account designated by the recipient, which designation shall be made by Company to Buyer not less than forty-eight (48) hours prior to the time for payment specified herein.

          3.3. Inventory.

               3.3.(a)     Definition of "Inventory Value".  "Inventory
          Value" shall be the sum of (i) a fraction, the numerator of which shall be the total book value of Inventory valued at standard cost as reflected in the books and records of the Company as of the Closing Date (excluding Italian machines included in the inventory of the Business which were received by Company after March 31,
          1997) minus $1,000,000, and the denominator of which shall be two; and (ii) an amount equal to 100% of the actual cost (including transportation costs and duties) to Company for all Italian machines included in the inventory of the Business as of the Closing Date which were received by Company after March 31, 1997. The calculation of Inventory Value shall be set forth in detail by Company on Schedule 3.1(B). For purposes of determining Inventory Value, Company will cease outgoing shipments of products and incoming receipt of inventory as of the close of business on a date which is not more than two business days prior to Closing (for example, on August 26, 1997 if the Closing Date is August 28, 1997) and any outgoing shipments of products and incoming inventory received after such date will be deemed shipped and/or received by Buyer after the Closing Date.

               3.3.(b)     No Post-Closing Adjustment of Inventory Value.
          The parties hereto specifically acknowledge that the Inventory Value shall be calculated based on the value of Inventory at standard cost as reflected on the books and records of the Company as of the Closing Date (i) without conducting a physical inventory and (ii) without establishing a reserve, and without any obligation of either party to provide compensation following the Closing Date, for obsolete, damaged, or unusable inventory. The parties further acknowledge and agree that the Inventory Value set forth on
          Schedule 3.1(B) shall not be subject to adjustment following the Closing Date and is sufficient in all respects for the determination of the Purchase Price hereunder.


   4.     REPRESENTATIONS AND WARRANTIES OF COMPANY

          Company makes the following representations and warranties to Buyer.

          4.1. Corporate.

               4.1.(a)     Organization.  Company is a corporation duly
          organized, validly existing and in good standing under the laws of the State of Wisconsin.

               4.1.(b)     Corporate Power.  Company has all requisite
          corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

               4.1.(c)     No Subsidiaries.  No portion of the Business is
          conducted by the Company by means of any subsidiary or any other interest in any corporation, partnership or other entity.

          4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company. No other or further corporate act or proceeding on the part of Company or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company pursuant hereto will constitute, valid binding agreements of Company, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

          4.3. Sufficiency of Vacation Accruals. All vacation accruals set forth on Schedule 3.1(C) are sufficient for the payment in full of the liabilities to which they relate.

          4.4. No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto, nor the consummation by Company of the transactions contemplated hereby and thereby will require any authorization, consent, approval, exemption or other action by or notice to any government entity, or subject to obtaining the necessary consents or giving of notices, will violate or conflict with, or constitute a default under any term or provision of the Articles of Incorporation or By-laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company is a party or by which Company or any of its assets or properties may be bound or affected.

          4.5. No Brokers or Finders. Neither Company nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

          4.6. Litigation. The Company is not a party to any litigation with respect to the Business and, except for matters of which Mieras has knowledge, has no notice or knowledge of any written claims with respect to the Business except as disclosed herein on schedule 2.2(g).

          4.7. Title. Company has good and marketable title to the Purchased Assets being sold hereunder (except that Company makes no representation or warranty with respect to Trade Rights or computer software) free and clear of all liens and encumbrances except (i) minor imperfections of title and liens and encumbrances not otherwise identified in this Section
   4.7 which, individually or in the aggregate, do not materially detract from the value of or materially impair the use of the affected assets as such assets are currently utilized, and (ii) liens and encumbrances securing obligations to be assumed by Buyer pursuant to this Agreement.

          4.8. No Restrictive Agreements. The Company has not entered into any non-compete agreement or other restrictive agreement with respect to the Purchased Assets which would prevent Buyer from continuing the operation of the Business.

          4.9. Additional Contracts, Licenses and Personal Property Leases. No officer or employee of Company whose principal place of employment is located in Company's facility in Waukesha, Wisconsin has executed any agreements, contracts or Personal Property Leases of the Business, or sought or obtained any permits or licenses of or for the Business, which
   (i) have not been made known and available to Buyer prior to the Closing Date or (ii) Buyer, Mieras, or any employee or agent of the Business whose principal place of employment is not located in Company's facility in Waukesha, Wisconsin was not previously aware of prior to the Closing Date.


   5.     SEPARATE REPRESENTATIONS AND WARRANTIES OF BUYER AND OF MIERAS

          5.1. Representations and Warranties of Buyer. Buyer makes the following representation and warranties to Company:

               5.1.(a)     Corporate.

                      5.1.(a)(i)  Organization.  Buyer is a corporation duly
               organized, validly existing and in good standing under the laws of the State of Minnesota.

                      5.1.(a)(ii)  Corporate Power.  Buyer has all requisite
               corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

               5.1.(b)     Authority.  The execution and delivery of this
          Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

               5.1.(c)     No Violation.  Neither the execution and delivery
          of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto, nor the consummation by Buyer of the transactions contemplated hereby and thereby will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity, or subject to obtaining the necessary consents or giving of Notices, will violate or conflict with, or constitute a default under any term or provision of the Articles of Incorporation or By-laws of Buyer or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected.

               5.1.(d)     No Brokers or Finders.  Neither Buyer nor any of
          its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

               5.1.(e)     Buyer Financing.  Buyer will use its best efforts
          to have adequate financing commitments executed in order to consummate the transactions contemplated hereby in the time frame set forth herein.

          5.2. Representations and Warranties of Mieras. Mieras makes the following representations and warranties to Company:

               5.2.(a)     Environmental Matters.  To the best of Mieras's
          Knowledge, except as shown on Schedule 5.2, the Business is in full compliance with all federal and state laws, rules and regulations relating to pollution or protection of the environment ("Environmental Laws"), and, to the best of Mieras's Knowledge and except as shown on Schedule 5.2, the Company, with respect to the Business, is not subject to any Liability under or pursuant to any Environmental Laws.


   6.     EMPLOYEES - EMPLOYEE BENEFITS - TRANSITION

          6.1. Business Employees. Certain of the Company's employees are represented by the Winona Van Norman Company Employees Union (the "Union"). The Union and the Company are parties to a collective bargaining agreement effective April 3, 1995 through April 5, 1998 (the "Collective Bargaining Agreement"). Buyer agrees at the Closing to assume the Collective Bargaining Agreement.

               All employees of the Business at the Closing Date shall become employees of Buyer ("Affected Employees"). At the Closing Date, Buyer shall be solely responsible for all pay and benefits with respect to such employees for services rendered after the Closing Date. With respect to all employees of the Business at the Closing Date, Buyer shall also pay or otherwise satisfy all properly accrued and disclosed vacation, holiday and sick time due to employees of the Business at the Closing Date. After the Closing Date, Buyer shall also be responsible for any "COBRA" obligations for Affected Employees of the Business and their dependents.

               Buyer agrees to assume full responsibility for compliance with any plant closing or similar laws, including WARN Act notices, if any, which may be required as a result of employment losses caused by the transactions provided for herein or by reason of any events occurring at or after the Closing Date.

               If the sale to Buyer of the Business and the Purchased Assets pursuant to this Agreement or the transactions contemplated hereby, or if the failure by Buyer to hire as a permanent employee of Buyer any employee of Company, shall directly or indirectly result in any Liability (i) for severance payments or termination benefits or (ii) by virtue of any state, federal or local "plant-closing" or similar law, such Liability shall be the sole responsibility of Buyer.

          6.2. Hein-Werner Retirement and Savings Plan and Trust. The Company will fulfill all of its obligations to Affected Employees of the Business pursuant to the Hein-Werner Retirement and Savings Plan and Trust.

          6.3. Data Processing. After Closing and for a period of five months thereafter, or such earlier date as Buyer shall notify Company of its election to terminate such assistance and services, Company agrees to provide data processing assistance and services to the Business as conducted by Buyer after the Closing Date. Such data processing assistance and services shall be of substantially the same kind and amount as Company is at the Closing Date providing to the Business from its Waukesha Headquarters facility. Such assistance and services shall be provided without charge to Buyer, except that Buyer shall pay all costs associated with line charges, paper, printing cartridges and other consumables.

          6.4. Payroll Tax. Company agrees to make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for employment through the Closing Date. Company also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for wages paid through the Closing Date. Buyer shall be responsible for all payroll and payroll tax obligations after the Closing Date for Affected Employees.

          6.5. Employee Benefit Plans.

               6.5.(a)     Defined Contribution Plans.  Company shall cause
          the interest of each of the Business' Employees as of the Closing Date in the Hein-Werner Retirement and Savings Plan and Trust to be fully vested and nonforfeitable as of the Closing Date. In all other respects, each such person shall be treated as any other terminated participant in accordance with the provisions of said plan.

               6.5.(b) No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any of Company's employees, former employees, collective bargaining representatives, job applicants, any association or group of such persons or any affected employees any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment.


   7.     OTHER MATTERS

          7.1. Environmental Assessment. Company shall, prior to the Closing, cause to be conducted and pay all costs associated with a Phase I and a Phase II environmental assessment of the Facility and associated property, which shall be made available to Buyer.

          7.2. Sublease. At the Closing, Company shall sublease the Facility to Buyer pursuant to the Sublease Agreement attached as Exhibit A hereto.

          7.3. Customer Credits. All Liabilities in connection with customer returns for credit which relate to products sold by the Business prior to Closing shall remain the responsibility of Company; provided, however, that (i) no customer returns for credit shall be accepted by Buyer without the prior consent of Company and (ii) Buyer shall purchase from Company any such products returned by customers for fifty percent of the present standard cost of such products. If Company and Buyer determine in good faith that any such returned products are not reusable, Buyer shall have no obligation hereunder to repurchase such returned products from Company.

          7.4. Refitting and Remarketing. Buyer shall refurbish, refit, and remarket, at the direction and to the satisfaction of Company, any products repurchased or repossessed by Company pursuant to Section 2.2(e) hereof. Company shall pay Buyer for refurbishing at a labor rate of $30.00 per hour, plus cost of parts. Remarketing shall be performed by Buyer in cooperation with Company. Company will be responsible for selling expenses approved by Company in advance.

          7.5. Removal of Waste. Company shall be responsible for the removal of barrels of hazardous materials created in the ordinary course of business prior to the Closing Date which have not been removed from the Facility prior to the date hereof.

          7.6. Access to Information and Records. After the Closing, each party will afford the other party, its counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data in such party's possession relating directly or indirectly to the properties, liabilities or operations of the Business, with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party for any proper business purpose. Each party agrees for a period extending eight (8) years after the Closing not to destroy or otherwise dispose of any such records without first offering in writing to surrender such records to the other party, which party shall have ten (10) days after such offer to agree in writing to take possession thereof.

          7.7. Sales Representatives. Following the Closing, Buyer shall use best efforts to collect and to assist Company in the collection of all accounts receivable outstanding as of the Closing Date from those customers, distributors and sales representatives with accounts receivable balances with Company as of the Closing Date. Buyer's assistance shall not include collection agency action or litigation.

          7.8. Treatment of Receivables; Maintenance of Lockbox. Buyer agrees that, for 60 days following the Closing Date, Buyer will not notify or instruct customers, distributors or sales representatives of the Van Norman product line of the Business with accounts receivable balances with Company as of the Closing Date to remit any payments due Buyer or Company on accounts receivable to any address or location other than the lockbox facility maintained by Company prior to the Closing Date for such purpose. With respect to all payments due Buyer from (i) The John Bean Company,
   (ii) any customers, distributors or sales representatives of the Winona Van Norman product line of the Business or (iii) any customers, distributors or sales representatives of the Van Norman product line of the Business which do not have accounts receivable balances with Company as of the Closing Date, Buyer may instruct any such customers, distributors or sales representatives as of the Closing Date to remit payments to any new lockbox facilities established by Buyer for such purpose.

          For 60 days following the Closing Date, each party agrees, with respect to any lockbox facility of the Business maintained by either party, to provide the other party (or to cause its bank or financial institution to provide the other party) with copies of all documentation received from such party's bank or financial institution which accounts for, lists, itemizes or otherwise describes any payments remitted to such lockbox facilities by customers, distributors or sales representatives on any open accounts. Company agrees to remit to Buyer any payments received by Company which correlate with specific invoices dated after the Closing Date or which are received from customers, distributors or sales representatives for which no accounts receivable balances exist with Company as of the Closing Date. Buyer agrees to remit to Company any payments received by Buyer which (i)(a) correlate with specific invoices dated prior to the Closing Date or (b) cannot reasonably be correlated with any specific invoices of Buyer or Company and (ii) are received from customers, distributors or sales representatives for which accounts receivable balances exist with Company as of the Closing Date.

          7.9. Litigation Cooperation.   The parties agree after the Closing
   to cooperate with one another in connection with any litigation, claim, action or proceeding involving the Business including without cost (except reimbursement of out-of-pocket expenses), providing copies of drawings and other documents and providing employees as witnesses or otherwise to assist in such litigation, all as reasonably requested from time to time by the parties. Buyer shall assist Company in resolving the shipping container damage claim with the Italian manufacturer presently valued at not less than $85,000, and Buyer shall have no right to any proceeds from any such resolution.

          7.10. Product Marking. Buyer agrees that with respect to all products of the Business manufactured or sold after the Closing Date that it will mark such products so that such can be clearly and permanently identified as having been manufactured or sold after the Closing Date.

          7.11. Product Installation. Buyer agrees that, with respect to any products which were (i) shipped by the Business prior to the Closing Date; (ii) sold by or through any distributor or sales representative subsequently terminated by Buyer following the Closing Date; and (iii) not fully installed with the customer as of the Closing Date, Buyer shall be responsible for installation of such product with the customer. Should Buyer pay for or perform such installation, Buyer will be reimbursed by Company at the standard hourly labor cost associated with such installation to the extent of necessary work paid for or performed by Buyer.

          7.12. Customer Credits. Company will remit to Buyer up to the amount of any customer credit listed on Schedule 7.12 which is credited by Buyer to such customer following the Closing Date in connection with such customer's purchase of additional products or inventory from Buyer. Buyer shall provide Company with evidence that such amount has been so credited by Buyer.


   8.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

          Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

          8.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Company in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

          8.2. Compliance With Agreement. Company shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by Company prior to or on the Closing Date, including the delivery of the closing documents specified in Section 12.1.

          8.3. Financing. Buyer shall have obtained the financing necessary to consummate the sale and purchase of the Purchased Assets and the other transactions to occur at Closing.


   9.     CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS

          Each and every obligation of Company to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

          9.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer and Mieras in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as through such representations and warranties were made or given on and as of the Closing Date.

          9.2. Compliance With Agreement. Buyer and Mieras shall have in all material respects performed and complied with all of Buyer's and Mieras' agreements and obligations under this Agreement which are to be performed or complied with by Buyer and Mieras prior to or on the Closing Date, including the delivery of the closing documents specified in Section 12.2.


   10.    INDEMNIFICATION

          10.1. By Company. Subject to the terms and conditions of this Section 8, Company hereby agrees to indemnify, defend and hold harmless Buyer and its directors, officers, employees and controlled and controlling persons (hereinafter "Buyer's affiliates"), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's affiliates, the Business or the Purchased Assets, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Company contained in or made pursuant to this Agreement; (b) the breach of any covenant of Company contained in this Agreement; or (c) Liabilities of Company not assumed by Buyer pursuant to this Agreement. As used in this Agreement, the term "Claim" shall include (i) all Liabilities; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and
   (iii) all demands, claims, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

          10.2.       By Buyer.  Subject to the terms and conditions of this
   Section 8, Buyer hereby agrees to indemnify, defend and hold harmless Company, its directors, officers, employees and controlling persons, from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer or Mieras contained in or made pursuant to this Agreement; (b) the breach of any covenant of Buyer contained in this Agreement; and (c) Liabilities specifically assumed by Buyer pursuant to this Agreement.

   11.    CLOSING

          The closing of this transaction ("the Closing") shall take place at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, at 10:00 A.M. on August 28, 1997, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

          11.1. Documents Delivered by Company. On the Closing Date, Company shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

               11.1.(a)    Bills of Sale.  Bills of sale and such other
          instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

               11.1.(b)    Compliance Certificate.  A certificate signed by
          the chief executive officer of Company that each of the representations and warranties made by Company in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Company has performed and complied with all of Company's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

               11.1.(c)    Opinion of Counsel.  A written opinion of Foley &
          Lardner, counsel to Company, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit C hereto.

               11.1.(d)    Certified Resolutions.  A certified copy of the
          resolutions of the Board of Directors of Company authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

               11.1.(e)    Other Documents.  All other documents, instruments
          or writings required to be delivered to Buyer at, prior to or subsequent to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

               11.1.(f)    Sublease.  The Sublease attached as Exhibit A
          hereto.

          11.2. Documents Delivered by Buyer. On the Closing Date, Buyer shall deliver to Company the following documents, duly executed or otherwise in proper form:

               11.2.(a)    Cash Purchase Price.  To Company a certified or
          bank cashier's check (or wire transfer) as required by Section 3.2.(b) hereof.

               11.2.(b)    Assumption of Liabilities.  Such undertakings and
          instruments of assumption as will be reasonably sufficient in the opinion of Company and its counsel to evidence the assumption of Company debts, liabilities and obligations as provided for in
          Article 2 in the form attached hereto as Exhibit B.

               11.2.(c)    Compliance Certificate.  A certificate signed by
          the chief executive officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Company), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

               11.2.(d)    Opinion of Counsel.  A written opinion of Frank E.
          Wohletz, counsel to Buyer, dated as of the Closing Date, addressed to Company, in substantially the form of Exhibit D hereto.

               11.2.(e)    Certified Resolutions.  A certified copy of the
          resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

               11.2.(f)    Other Documents.  All other documents, instruments
          or writings required to be delivered to Company at, prior to, or subsequent to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

   12.    TERMINATION

          12.1. Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the Closing:

               12.1.(a)    by written agreement of Buyer and Company, or

               12.1.(b)    by either Buyer or Company if the Closing shall
          not have occurred on or before August 31, 1997, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

          12.2.       Other Terminations.

               12.2.(a)    Termination by Buyer.  If (i) there has been a
          material violation or breach by Company of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived (including but not limited to the condition contained in Section 8.3 hereof), or (iii) Company shall have attempted to terminate this Agreement under this Article 12 or otherwise without grounds to do so, then Buyer may, by written notice to Company at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in
          Section 12.2.(c) hereof.

               12.2.(b)    Termination by Company.  If (i) there has been a
          material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Company, or (ii) there has been a failure of satisfaction of a condition to the obligations of Company which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement under this Article 12 or otherwise without grounds to do so, then Company may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in
          Section 12.2.(c) hereof.

               12.2.(c)    Effect of Termination.  Termination of this
          Agreement pursuant to this Section 12.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made ("indemnified party") from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation.


   13.    COVENANT NOT TO COMPETE

          13.1. Non-Competition. Following the Closing, and for a period of five (5) years following the Closing, Company agrees not to directly or indirectly engage or participate in the manufacture or sale of
   (i) machines used in gas or diesel engine rebuilding or reconditioning and
   (ii) truck and automotive brake lathes, in competition with the business conducted by Buyer utilizing the purchased assets and business in North, Central and South America (other than in accordance with Section 7.4 hereof). Nothing herein shall prohibit any person or entity from owning five percent (5%) or less of a publicly traded company which conducts a business which is competitive with Buyer's business. Nothing herein shall prohibit Company from manufacturing or selling truck and automotive repair equipment other than brake, engine or transmission rebuilding and refurbishing equipment.

          13.2. Enforcement. The provisions of the covenant contained in this Section 13 are severable and independent and shall be interpreted and applied consistently with requirements of reasonableness and equity. If any provision of the covenant contained in this Section 13 shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or the enforceable parts thereof, shall not be affected thereby.

          13.3. Injunctive Relief. Buyer and Company acknowledge that compliance by Company with the covenant contained in this Section 13 is necessary to protect the interests of Buyer and that a breach of the covenant contained in this Section 13 will result in irreparable and continuing damage to Buyer for which there will be no adequate remedy at law. Company hereby agrees, without intending to limit the remedies available to Buyer, that Buyer and its successors and assigns shall be entitled to injunctive relief with respect to the covenant contained in this Section 13 in addition to such other and further relief as may be appropriate.


   14.    MISCELLANEOUS

          14.1. Further Assurance. From time to time, at Buyer's request and without further consideration, Company will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the business and assets being transferred hereunder.

          14.2. Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Company or Buyer shall be subject to the approval of the other party in all essential respects, except that no approval shall be required but prior written notice shall be given as to any statements and other information which a party may submit to the Securities and Exchange Commission, any stock exchange or such party's stockholders or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or otherwise required by law.

          14.3.       Assignment; Parties in Interest.

               14.3.(a)    Assignment.  Except as expressly provided herein,
          the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other party.

               14.3.(b)    Parties in Interest.  This Agreement shall be
          binding upon, inure to the benefit of, and be enforceable by the respective successors and assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

          14.4. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Minnesota, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

          14.5. Amendment and Modification. Buyer and Company may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

          14.6. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

          (a)  If to Buyer or to Mieras, to:

               Cornelius E. Mieras
               4730 West Highway 61
               Winona, Minnesota 55987


               (with a copy to)

               Wohletz Law Office
               Home Federal Building
               Fourth and Center Streets
               P. O. Box 1305
               Winona, Minnesota  55987-7305
               Attention:  Frank E. Wohletz
               Facsimile: (507) 452-5494


   or to such other person or address as Buyer shall furnish to Company in writing.

          (b)  If to Company, to:

               Hein-Werner Corporation
               2120 Pewaukee Road
               Waukesha, WI 53187-1606
               Attention: Joseph L. Dindorf, President and Chief Executive
   Officer
               Facsimile:  414/542-7890

               (with a copy to)

               Maurice J. McSweeney
               Foley & Lardner
               777 East Wisconsin Avenue
               Suite 3700
               Milwaukee, Wisconsin  53202
               Facsimile:  (414) 297-4900

   or to such other person or address as Company shall furnish to Buyer and Parent in writing.

          If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

          14.7. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

               14.7.(a)    Brokerage.  Company represents and warrants to
          Buyer, and Buyer represents and warrants to Company, that there is no broker involved or in any way connected with the transfer provided for herein. Buyer agrees to hold Company harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of Buyer in connection with the execution of this Agreement or the transactions provided for herein. Company agrees to hold Buyer harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of Company in connection with the execution of this Agreement or the transactions provided for herein.

               14.7.(b)    Expenses to be Paid by Buyer.  Buyer shall pay,
          and Buyer shall indemnify, defend and hold Company harmless from and against, any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

               14.7.(c)    Other.  Except as otherwise provided herein, each
          of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

               14.7.(d)    Costs of Litigation.  The parties agree that the
          prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

          14.8. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

          14.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          14.10. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof. Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

          14.11. Survival. All terms and conditions of this Agreement shall survive the Closing. All statements contained in any documents, certificates or other instruments delivered by or on behalf of Company or Buyer pursuant to this Agreement shall be deemed representations and warranties by Company or Buyer hereunder. All representations and warranties and agreements made by Company or Buyer in this Agreement or in any documents, certificates, or other instruments delivered pursuant hereto shall survive the Closing hereunder.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                           HEIN-WERNER CORPORATION



                           By:  /s/ Joseph L. Dindorf
                                Joseph L. Dindorf, President and Chief
                                Executive Officer


                           VAN NORMAN EQUIPMENT CO., INC.



                           By:  /s/ Cornelius E. Mieras
                                Cornelius E. Mieras, President


                           CORNELIUS E. MIERAS
                              /s/ Cornelius E. Mieras